Exhibit 10.31
Annual Grant Form

NON-EMPLOYEE DIRECTOR DEFERRED
STOCK UNIT AWARD AGREEMENT

1.The Grant. Ivanhoe Electric, Inc., a Delaware corporation (the “Company”), hereby grants to you, on the terms and conditions set forth in this Deferred Stock Unit Award Agreement (this “Agreement”) and in the Ivanhoe Electric, Inc. 2021 Long Term Incentive Plan (the “Plan”), an Award as of [DATE] (the “Grant Date”) and for [NUMBER OF SHARES] deferred stock units (the “DSUs”), each with respect to one share of common stock of the Company (a “Share”). All capitalized terms used in this Agreement, to the extent not defined, shall have the meaning set forth in the Plan.

2.Vesting Period. The DSUs are subject to the vesting requirements contained in this Agreement for a period (such period during which vesting requirements apply to the DSUs is the “Vesting Period”) commencing on the Grant Date and ending on [December 31, 2022] or, if earlier, upon (a) a Change in Control, as provided in Paragraph 5 below, (b) your death, Disability (as defined below) or pursuant to a retirement that is approved in the sole discretion of the Board (“Retirement”), as provided in Paragraph 6 below, or (c) as otherwise determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion. For purposes of this Agreement, “Disability” means that you have been determined to have a total and permanent disability either by (a) being eligible for disability for Social Security purposes, or (b) being totally and permanently disabled under the terms of the Company’s long-term disability plan (regardless of whether you are a participant in such plan).

3.Form and Timing of Payment. The Company will deliver to you one Share for each DSU that vests pursuant to this Agreement, plus any dividends or other distributions that were accrued during the applicable Vesting Period. The Company will deliver the Shares (and any accrued dividends or distributions) in respect of DSUs to you as soon as practicable after the end of the applicable Vesting Period, but in no event later than March 15 of the calendar year following the calendar year in which the applicable Vesting Period ends.

4.Restrictions. The DSUs shall be subject to the following restrictions during the applicable Vesting Period:
(a)You may not sell, transfer, pledge or otherwise encumber the DSUs during the applicable Vesting Period. Neither the right to receive Shares in respect of the DSUs nor any interest under the Plan may be transferred by you, and any attempted transfer shall be void.
(b)Any securities or property (including cash) that may be issued with respect to the DSUs as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.
(c)You shall not be entitled to receive the Shares underlying the DSUs prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.

5.Change in Control. Upon a Change in Control (as defined in the Plan) prior to the end of the Vesting Period, any outstanding DSUs shall remain outstanding and shall continue to vest in accordance with their terms, without regard to the occurrence of such Change in Control; provided, however, that if at any time following a Change in Control, your service on the Board is terminated by reason of death, Disability or due to your involuntary separation from service at the request of the Company or the Board, then the DSUs shall automatically vest and be settled on the date of such termination of service.

6.Forfeiture. In the event of your termination of service, other than by reason of death, Disability, your Retirement or a termination by the Company without Cause, prior to the end of the applicable Vesting Period, your rights to any outstanding unvested DSUs shall be immediately and irrevocably forfeited. In the event of your termination of service by reason of death, Disability or due to your Retirement or a termination by the Company without Cause, in each case, prior to the end of the applicable Vesting Period, the restrictions with respect to any outstanding unvested DSUs that would have vested had you continued service with the Company through the Vesting Period following such termination of service shall lapse and such DSUs shall vest as of the date of such termination of service and be settled on the date of such termination of service, or within 30 days following termination by reason of death, if applicable. Your rights to any DSUs that do not vest pursuant to the preceding sentence shall be immediately and irrevocably forfeited as of the date of such termination of service.

7.Holding Requirement. You are subject to any Company stock ownership guidelines for directors as may be approved by the Board from time to time, and you will be required to retain 100% of the net number of Shares delivered to you under the terms of this Agreement until you meet such ownership guidelines.

8.No Rights as a Shareholder. Upon grant of this Award, you shall not have any rights of a stockholder with respect to the DSUs subject to this Agreement (including the right to vote the Shares underlying the DSUs and the right to receive any cash dividends and other distributions thereon prior to the end of the applicable Vesting Period) unless and until Shares are actually issued and delivered to you or your legal representative. In the event that the Company declares any dividends or other distributions with respect to the Shares prior to the end of the applicable Vesting Period, such dividends and distributions shall accrue in an amount that would have been payable with respect to the Shares underlying the DSUs, as if those Shares had been issued and outstanding as of the dividend or distribution payment date, and shall be subject to the same vesting requirements as the DSUs to which they relate.

9.Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the grant of the DSUs, vesting of the DSUs, delivery of Shares in respect of the DSUs and subsequent disposition of the Shares issued in respect of the DSUs, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.

10.Acknowledgment. This Award shall not be effective until you agree to the terms and conditions of this Agreement and the Plan, and acknowledge receipt of a copy of the summary prospectus relating to the Plan, by accepting this Award in writing below.

11.Successors and Assigns of the Company. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

12.Committee Discretion. Subject to the terms of the Plan and this Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

13.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:
If to the Company:
Ivanhoe Electric, Inc.
Attention: Corporate Secretary
606 - 999 Canada Place
Vancouver, BC V6C 3E1
Canada

If to you:
At the address specified in the Company’s records

14.The Plan/Conflicts. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.

15.Section 409A. For U.S. taxpayers:

(a)It is intended that all the compensation and benefits payable pursuant to this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any compensation and benefits payable pursuant to this Agreement are determined not to be exempt from Section 409A, it is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates.

(c)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

16.Deferral Election. Notwithstanding any provision of this Agreement to the contrary, in the event you have elected to defer delivery of Shares underlying the DSUs pursuant to a valid deferral election, the payment of the DSUs and delivery of such Shares shall be made pursuant to the terms of such election.

17.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby agree acknowledge and agree that signatures delivered by facsimile or electronic means (including by fax, email or “pdf”) shall be deemed effective for all purposes.

IVANHOE ELECTRIC, INC.
_____________________________________
[Name and Title]

ACCEPTED AND AGREED

_________________________________________
[DIRECTOR NAME]

Date: [DATE]